UNITED STATES
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SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.  )
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The Meridian Resource Corporation

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Alta Mesa Merger Discussion

THIS MATERIAL INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE OPINIONS, FORECASTS, PROJECTIONS OR OTHER STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT, INCLUDING, WITHOUT LIMITATION, ESTIMATES OF PROVED RESERVES OF OIL AND GAS, RESERVE POTENTIAL AND PLANS AND OBJECTIVES OF MANAGEMENT OF THE COMPANY FOR FINANCING, ARE FORWARD- LOOKING STATEMENTS. UNLESS OTHERWISE NOTED, ALL REFERENCES TO RESERVE ESTIMATES ARE UNRISKED. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES REGARDING THE TRANSACTIONS DESCRIBED THAT MAY CAUSE ACTUAL FUTURE ACTIVITIES AND RESULTS TO BE MATERIALLY DIFFERENT FROM THOSE SUGGESTED OR DESCRIBED IN THIS PRESENTATION. RISKS AND UNCERTAINTIES REGARDING THE PROPOSED MERGER WITH ALTA MESA HOLDINGS, LP AND THE OTHER TRANSACTIONS DESCRIBED INCLUDE, BUT ARE NOT LIMITED TO, THE POSSIBILITY THAT THE CLOSING OF THE MERGER DOES NOT OCCUR, EITHER DUE TO THE FAILURE OF CLOSING CONDITIONS, INCLUDING THE APPROVAL OF THE SHAREHOLDERS OF THE COMPANY, RIGHTS OF THE PARTIES TO TERMINATE THE MERGER AGREEMENT, OR OTHER REASONS, RISKS THAT THE MERGER DISRUPTS CURRENT PLANS AND OPERATIONS AND THE POTENTIAL DIFFICULTIES IN EMPLOYEE RETENTION AS A RESULT OF THE MERGER, THE OUTCOME OF LEGAL PROCEEDINGS THAT HAVE BEEN, OR MAY BE, INITIATED AGAINST THE COMPANY, THE AMOUNT OF THE COSTS, FEES, EXPENSES AND CHARGES RELATED TO THE MERGER AND RISKS ASSOCIATED WITH THE COMPANY'S DEFAULT UNDER ITS CREDIT FACILITY AND OTHER LENDING ARRANGEMENTS. CERTAIN OTHER RISKS AND UNCERTAINTIES INHERENT IN THE COMPANY'S BUSINESS ARE SET FORTH IN THE FILINGS OF THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE MERIDIAN RESOURCE CORPORATION Forward Looking Statements

Merger Overview The Meridian Resources Corporation ("Meridian" or the "Company") is a publicly traded (NYSE: TMR) exploration and production company with assets located primarily in the Gulf Coast region of the U.S. Total debt and net liabilities of approximately $103.5 million as of December 31, 2009 If the Company is not successful in closing a transaction on or before May 31, 2010, the forbearance period will end. At that time, certain liabilities, for which management has negotiated settlements and/or forbearance agreements subject to the closing of a transaction, may increase significantly including the Shell environmental claim (refer to footnote #2 on page 7) Current net production of between 28 - 29 Mmcfe/day Total proved reserves and PV 10% of 75 Bcfe and $139 million, respectively, at December 31, 2009 (SEC pricing) On December 22, 2009, Meridian entered into a definitive agreement and plan of merger with Alta Mesa Holdings, LP ("Alta Mesa"), a privately held company with assets located in Louisiana, Texas and Oklahoma. Alta Mesa will pay $0.29 per share representing an equity value of $26.8 million The offer represented a 12% premium to Meridian's closing share price of $0.26 per share on December 22, 2009 Alta Mesa will assume all of Meridian's outstanding obligations Final proxies were mailed to shareholders on February 12, 2010 with the shareholder vote scheduled for March 30, 2010 Three proxy advisory firms, RiskMetrics Group, Inc. ("RMG"), Egan-Jones Proxy Services and PROXY Governance, INC., have each issued reports supporting the merger with Alta Mesa. Meridian's Management and Board of Directors would like to reiterate the importance of voting FOR the merger with Alta Mesa.

Recommendation Meridian's Board of Directors unanimously approved the merger agreement with Alta Mesa and recommended that its shareholders vote FOR the merger based on the following: Market clearing process - Meridian explored a variety of strategic alternatives over an 18-month period of time including the consideration of alternative transactions with third parties. Potential for increased liabilities - Absent a transaction, certain liabilities (mainly the Shell environmental claim and dayrate contract liability with Orion) could be significantly higher. Liquidity constraints - The belief that Meridian would be unable to continue operations as an independent, stand-alone company because of the Company's lack of liquidity and inability to obtain additional financing. Fair value of Alta Mesa offer - The updated reserve summaries highlighted in this presentation, coupled with the fairness opinion provided by Morgan Keegan dated December 22, 2009, support the fairness of Alta Mesa's $0.29 per share offer. Perceived fatigue of Meridian's bank group - After eleven amendments/extensions to the forbearance agreement, Meridian believes it is unlikely that its existing lenders will grant further extensions. Cost of bankruptcy - Meridian estimates it would incur between $5 - $10 million of fees and expenses as a result of a bankruptcy filing. Value to shareholders in bankruptcy - Meridian believes there would be limited to no value for shareholders in bankruptcy. Risk of delisting - Absent a transaction, it is likely that Meridian's shares will be delisted from the NYSE. Based on the aforementioned, Meridian's Board of Directors unanimously recommends voting FOR the merger agreement with Alta Mesa.

Alta Mesa Valuation Summary Notes: Excludes liabilities associated with termination payments to Meridian employees Sum of contractual payments to Shell ($1 million at closing of a transaction and $1 million per year over the next 4 years; discounted at 10.75%) Seismic license fees for change of control could be up to $23.5 million. Alta Mesa's intention is not to transfer all licenses, but minimum transfer due shortly after closing will be $5 million Obligation under dayrate contract with Orion Drilling Company LLC as of 12/31/2009 Financial advisory fees associated with the merger Advisory fee and forbearance fees associated with the forbearance agreements Settled liability shown on Meridian's 12/31/2009 balance sheet, payable monthly at a rate of approximately $0.1 million per month Warrants with exercise price of $0.10/share Approximate current daily net production Based on year-end 2009 proved reserves using SEC pricing of $61.18/Bbl and $3.87/Mcf

Notes: Transactions represent acquisition, merger and swap reserve transactions >US$10MM, excludes JV's. Source: IHS Herold Gulf Coast Transaction Comparisons ($ amounts in millions except per unit data; 6:1 conversion ratio)

Incremental Liabilities Notes: Net liabilities reported in 12/31/2009 financial statements. When Shell notified Meridian of their claim it indicated that its claim could be in excess of $30 million. While Meridian believed that it had meritorious defenses to Shell's claim and had no liability at all, Meridian concluded that when compared with the time and anticipated expense of protracted litigation with Shell, which is substantially larger and much better capitalized than Meridian, a settlement for $5 million ($4.2 million; discounted at 10.75%) paid $1 million at closing of a transaction and $1 million per year over the next four years was in its best interests. However, if the merger with Alta Mesa does not occur by April 1, 2010, and Meridian fails to make the initial $1 million payment by that date, then the proposed settlement with Shell will automatically terminate, and Meridian will again face the prospect of protracted litigation with a much larger and substantially better capitalized opponent. While Meridian continues to believe that it has no liability and it will vigorously defend the claims, there is no assurance that Meridian would be successful in defending the claims, or that Meridian would be able to fund the costs of litigation. Total obligation under the dayrate contract with Orion Drilling Company LLC could be as much as $19.4 million. As of December 31, 2009, the accrued obligation under the dayrate contract totaled approximately $4.2 million. Obligations under the contract will continue to accrue and Orion Drilling Company LLC has agreed to forbear as long as the forbearance agreement with CIT Equipment Finance, Inc. is effective. Consists of a $875,000 advisory fee and a $250,000 forbearance fee to lenders. > >

Merger Background In July 2008, Meridian engaged J.P. Morgan Securities, Inc. ("JP Morgan") to advise and assist the Board of Directors in exploring strategic alternatives given the conditions in the commodities and capital markets. Prior to signing the merger agreement with Alta Mesa, Meridian executed confidentiality agreements with 28 companies Discussions included many different transaction structures including stock for stock mergers, cash for stock mergers, capital infusion via preferred equity and/or subordinated debt capital, and monetizing certain assets Of the 28 companies that signed confidentiality agreements, 11 made indicative offers and the remaining companies elected not to proceed On April 30, 2009, the borrowing base on Meridian's senior credit facility was reduced from $95 million to $60 million, resulting in a $35 million deficiency and thus a default under the terms of the senior credit facility. Meridian entered into a forbearance agreement with its lenders on September 3, 2009 Since September 2009, eleven amendments/extensions to the forbearance agreement have been executed between Meridian and its lenders After February 28, 2010, Meridian's lenders have the right to terminate the forbearance agreement upon their unanimous written consent In May 2009, Meridian retained Rivington Capital Advisors, LLC ("Rivington") to assist Management in raising debt and/or equity capital. Rivington concluded it would be difficult for Meridian to raise capital on acceptable terms due to instability in the capital and commodities markets Rivington and Management developed a plan to approach a select group of private equity firms and private equity-backed E&P companies to invest in and/or merge with Meridian Alta Mesa entered into negotiations to purchase Meridian, with Meridian accepting Alta Mesa's offer on December 22, 2009

Merger Background (con't) Meridian's 18-month process resulted in two viable acquisition proposals including: An offer from Company H in July 2009 proposing a stock for stock merger between Meridian and Company H Company H valued Meridian at $105 million Offered 7.5 million shares of Company H stock for all of Meridian's shares The offer translated to a value of approximately $0.10 per share A cash offer from Alta Mesa of $0.29 per share described previously On December 22, 2009, Meridian executed a definitive agreement and plan of merger with Alta Mesa. On February 12, 2010, the final proxy was mailed to Meridian's shareholders. On March 2, 2010, RMG, fka Institutional Shareholder Services Inc., issued a report recommending that Meridian's shareholders vote FOR the merger with Alta Mesa for the following reasons: Financial condition of Meridian Unable to continue as a going concern Robust strategic process undertaken Potential downside of not approving the transaction Meridian's lenders would not likely agree to further extensions of the forbearance agreements